UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARCHSTONE-SMITH TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ARCHSTONE-SMITH TRUST
9200 E. Panorama Circle, Suite 400
Englewood, Colorado 80112
August 17, 2007

PROXY STATEMENT SUPPLEMENT

INTRODUCTION

This document supplements the proxy statement, dated July 12, 2007, previously provided to you in connection with the proposed merger of Archstone-Smith Trust, which we refer to as “we,” “us,” “our,” “the company,” “our company,” or “Archstone,” with and into a subsidiary of River Holding, LP, an entity jointly controlled by affiliates of Tishman Speyer Real Estate Venture VII, L.P. and Lehman Brothers Holdings Inc., pursuant to the Agreement and Plan of Merger, dated as of May 28, 2007, as amended by Amendment No. 1 thereto, dated as of August 5, 2007, among Archstone-Smith Trust, Archstone-Smith Operating Trust, and affiliates of Tishman Speyer Real Estate Venture VII, L.P. and Lehman Brothers Holdings Inc., and the other transactions contemplated by the merger agreement, as amended.  This supplement includes a description of certain additional information which we are providing in connection with our entry into a memorandum of understanding regarding the settlement of two purported shareholder class action lawsuits filed against the company and each of our trustees. The lawsuits and the memorandum of understanding are described more fully below. Except as described in this supplement, the information provided in the proxy statement continues to apply.

To the extent that information in this supplement differs from or updates information contained in the original proxy statement, the information in this supplement is more current.

A copy of this supplement was filed as Exhibit 99.1 to the Archstone-Smith Current Report on Form 8-K, dated August 17, 2007 and filed with the SEC on August 17, 2007.

LITIGATION RELATING TO THE MERGER

As previously disclosed in the proxy statement under the heading “The Mergers—Litigation Relating to the Merger,” on May 30, 2007, two separate purported shareholder class action lawsuits related to the merger agreement, as amended, which we refer to as the “merger agreement,” and the transactions contemplated thereby were filed naming us and each of our trustees as defendants. One of these lawsuits, Seymour Schiff v. James A. Cardwell, et al. (Case No. 2007cv1135), was filed in the United States District Court for the District of Colorado. The other, Mortimer J. Cohen v. Archstone-Smith Trust, et al. (Case No. 2007cv1060), was filed in the District Court, County of Arapahoe, Colorado. On May 31, 2007, two additional purported shareholder class action lawsuits related to the merger agreement and the transactions contemplated thereby were filed in the District Court, County of Arapahoe Colorado. The first, Howard Lasker v. R. Scot Sellers, et al. (Case No. 2007cv1073), names us, each of our trustees and one of our senior officers as defendants. The second, Steamship Trade Association/International Longshoremen’s Association Pension Fund v. Archstone-Smith Trust, et al. (Case No. 2007cv1070) names us, each of our trustees, Tishman Speyer and Lehman Brothers as defendants. On June 11, 2007, an additional purported shareholder class action lawsuit related to the merger agreement, Doris Staehr v. Archstone-Smith Trust, et al. (Case No. 2007cv1081), was filed in the District Court, County of Arapahoe Colorado, naming us and each of our trustees as defendants. All five lawsuits allege, among other things, that our trustees violated their fiduciary duties to our shareholders in approving the mergers.

All five lawsuits purport to be brought as class actions and seek to enjoin the completion of the mergers and the related transactions. In addition, among other things, the complaints in each of Seymour Schiff v. James A. Cardwell, et al. and Howard Lasker v. R. Scot Sellers, et al. seek compensation for all losses and damages allegedly suffered by class members as a result of the transactions (the Lasker complaint requests compensatory damages and/or rescission of the company merger) and the complaints in Mortimer J. Cohen v. Archstone-Smith Trust, et al. and Doris Staehr v. Archstone-Smith Trust et al. seek an order directing us to obtain a transaction which is in the best interests of our shareholders.

On June 21, 2007, the District Court, County of Arapahoe Colorado entered an order consolidating the Lasker, Steamship Trade Association/International Longshoremen’s Association Pension Fund and Staehr into the Cohen action under the caption In re Archstone-Smith Trust Shareholder Litigation.

On August 17, 2007, we and the other defendants entered into a memorandum of understanding with the plaintiffs regarding the settlement of both the Schiff action and the consolidated action captioned In re Archstone-Smith Trust Shareholder Litigation. In connection with the settlement, we agreed to make certain additional disclosures to our shareholders, which are contained in this supplement. Subject to the completion of certain confirmatory discovery by counsel to the plaintiffs, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to our shareholders and consummation of the merger. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in the actions being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us, up to an agreed-upon limit. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The settlement will not affect the amount of the merger consideration that you are entitled to receive in the merger. We and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the lawsuits, and specifically deny that any modifications to the merger agreement or any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the lawsuits, and to provide additional information to our shareholders at a time and in a manner that would not cause any delay of the merger, we and our trustees agreed to the settlement described above. We and the other defendants further considered it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT

In connection with the settlement of the lawsuits, we have agreed to supplement certain disclosure in our proxy statement. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety.

Management Projections

Other than historically providing periodic near-term earnings guidance, we do not as a matter of course make public our management’s forecasts or projections of future performance or earnings. In connection with the proposed merger and the settlement of the litigations, we have determined to make available to our shareholders pursuant to this supplement a summary of our budgeted operating results for 2007. These projections were provided to Company A and Tishman Speyer/Lehman Brothers in connection with their due diligence review and to Morgan Stanley in connection with the rendering of its fairness opinion. The projections were not prepared with a view towards public disclosure or compliance with published guidelines of the Securities and Exchange Commission, or SEC, the guidelines established by the American Institute of Certified Public Accountants for prospective financial information or generally accepted accounting principles, or GAAP. Our independent registered public accounting firm has not compiled or examined any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assumes no responsibility for them.

The projections included below are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections are based upon a variety of estimates and hypothetical assumptions made by our management with respect to, among other things, general economic, market, interest rate and financial conditions, the availability and cost of capital for future investments, our ability to lease or re-lease apartment units at current or anticipated rents, changes in the supply of and demand for rental apartment units, risks and uncertainties associated with the acquisition or disposition of properties, competition within the industry, real estate and market conditions, and other matters. None of the assumptions underlying the projections may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may materially differ. In addition, the projections do not take into account any changes in our operations since the budget was prepared in late 2006 or any of the transactions contemplated by, or permitted under, the merger agreement, including the merger and dispositions of assets that may occur before, concurrently with, or after the closing of the merger, all or any of which may cause actual results to materially differ.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the information set forth below should not be regarded as an indication that the projections will be an accurate prediction of future events, or that any recipient of the projections considered, or now considers, them to be a reliable predictor of future events, and they should not be relied on as such. No one has made, or makes, any representation regarding the information contained in the projections and, except as required by applicable securities laws, neither we nor the buyer parties intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

Archstone-Smith Trust
Management 2007 Budget Summary

Projected Fiscal Year 2007
(in thousands except Dividend per Common Share)
Net Operating Income (1)	$876,775
Net Earnings Attributable to Common Shares (diluted)	338,266
Funds From Operations- Attributable to Common Shares (diluted) (2)	504,977
Dividends per Common Share (3)	1.81

(1)                  “Net Operating Income” or “NOI” is defined as rental revenues less rental expenses and real estate taxes.  We rely on NOI for purposes of making decisions about resource allocations and assessing segment performance.  We also believe NOI is a valuable means of comparing year-to-year operating performance.  The amount shown does not include our pro rata share of the property operating income of unconsolidated joint ventures.

(2)                  “Funds From Operations” or “FFO” is a non-GAAP measure that is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies.  FFO adjusts GAAP net earnings to exclude depreciation and gains and losses from the sales of previously depreciated properties. Our calculation of FFO includes gains and losses from dispositions of properties acquired or developed by our taxable REIT subsidiaries, as the fundamental purpose of these entities is to take advantage of short-term investment opportunities, gains and losses from our international subsidiaries, and promote incentive fee income resulting from the liquidation of unconsolidated joint ventures, if any.  If they relate to a disposition, we exclude prepayment penalties and include the cost or benefit of unamortized purchase accounting-related debt adjustments.  Our share of the FFO relating to our unconsolidated entities is calculated on the same basis.  FFO is presented as a supplemental financial measure and does not fully represent our operating performance. We believe that GAAP net earnings remains the primary measure of operating performance and that FFO is only meaningful when it is used in conjunction with GAAP net earnings. FFO is not intended to be a measure of cash flow or liquidity.

(3)                  We have declared and paid dividends of $0.905 per share in 2007.  The merger agreement does not permit us to pay any future dividends.

Other Supplements To Proxy Statement

In connection with the settlement of the lawsuits, we have agreed to supplement certain other disclosure in our proxy statement as set forth below. The disclosure under the heading “The Mergers—Background of the Mergers” is hereby amended to state in its entirety as follows (new text is underlined and deleted text is stricken through):

Background of the Mergers

From time to time over the course of the last several years, our senior management team and board of trustees have periodically evaluated our strategic plan. As a result of this evaluation process, our board of trustees approved, upon the recommendation of members of our senior management team, a strategic plan focused on maximizing shareholder value through capital recycling (generally disposing of non-core assets and applying the proceeds to acquisitions of high-end properties in our core markets), continuing and increasing our development activity, expanding our ownership of apartment properties in international markets, particularly Germany, and maintaining a disciplined balance sheet to enhance our financial flexibility in order to maintain adequate access to capital.

At the same time, from 2005 through the early part of 2007, the real estate industry experienced all time low capitalization rates, creating unprecedented valuation levels for acquisitions of publicly traded real estate companies, fueled in part by a relatively low interest rate environment and the significant increase in capital flow to the real estate sector by institutional and private equity investors.

In March of 2006, representatives of Lehman Brothers contacted Mr. Sellers and Mr. Mueller to discuss a possible acquisition of Archstone at an informal initial indication of interest of $60 per share. However, at that time, Lehman Brothers indicated that it was not yet prepared to submit a formal proposal. No further discussions with Lehman Brothers were held at that time. Mr. Sellers advised our board of trustees about this discussion, and our board determined not to pursue the matter further unless presented with a formal offer.

During the course of a review of our strategic plan, at a regularly scheduled meeting of our board of trustees on March 7, 2007, our board and senior management team discussed the possibility of pursuing ways to create incremental value for our shareholders through potential asset or entity level acquisitions for cash. As a result of these discussions, our board of trustees instructed our senior management to contact representatives of a large real estate private equity fund, which we refer to as Company A, to discuss the possibility of jointly pursuing a cash acquisition of another publicly-traded multi-family REIT.  It was determined that the other publicly-traded multi-family REIT was not interested in pursuing a sale transaction. Company A, however, ~~Company A~~  requested a meeting with Mr. Sellers and indicated that Company A had conducted a review of publicly available information on publicly traded multifamily companies and that, after such review, Company A was interested in discussing a potential acquisition of Archstone.

Also in early April of 2007, the Chief Executive Officer of a publicly-traded REIT, which we refer to as Company B, contacted Mr. Sellers to indicate that Company B would like to discuss a potential combination with Archstone.

On April 12, 2007, Mr. Sellers met with the senior officer of Company A. After a discussion regarding our publicly available information, the officer of Company A indicated that Company A would further review publicly available information regarding us with a view toward considering making a proposal to acquire Archstone. Mr. Sellers indicated that our board of trustees, which has always been willing to evaluate transactions proposed by well financed, credible parties that could potentially be in the best interest of our shareholders, would evaluate any definitive offer.

On April 13, 2007, Mr. Sellers responded to an invitation to meet with the Chief Executive Officer and the President of Company B. At this meeting, the representatives of Company B indicated that, while they were attracted to our portfolio and our operating platform, at that time, it would be difficult for Company B to engage in a transaction with us because the trading multiple for our shares was higher than the trading multiple for the shares of Company B. Nevertheless, they said that they would continue to evaluate the possibility of a potential transaction, and would contact Mr. Sellers later to discuss the matter further.

During the week of April 16, 2007, Mark Walsh, Managing Director and Head of Global Real Estate at Lehman Brothers, contacted Mr. Sellers to inform him that Lehman Brothers and Tishman Speyer were interested in pursuing a potential acquisition of Archstone. Mr. Walsh requested a meeting with Mr. Sellers in late April 2007 and indicated that Lehman Brothers and Tishman Speyer would conduct a due diligence review of our company based upon publicly available information prior to that time.  Mr. Sellers indicated that our board of trustees would evaluate any definitive offer.

Between April 16 and April 23, 2007, Mr. Mueller had several discussions with representatives of Company A to answer due diligence questions based solely on publicly available information. On April 26, 2007, the senior officer of Company A informed Mr. Sellers that Company A would be in a position to submit a non-binding, written indication of interest to acquire Archstone by Monday, April 30.

On April 27, 2007, Mr. Sellers and Mr. Mueller met with Mr. Walsh and David Lazarus, a Managing Director, of Lehman Brothers and Messrs. Robert Speyer, Paul Galiano and Steven Wechsler, Senior Managing Directors of Tishman Speyer. At the meeting, the representatives of Tishman Speyer and Lehman Brothers expressed an interest in acquiring Archstone based upon its premier assets and strong operating and development platform. They indicated to Mr. Sellers that they would be in a position to submit a preliminary, non-binding, written indication of interest to acquire Archstone early the following week.

On April 27, 2007, members of our senior management team contacted representatives of Morgan Stanley, an investment bank that had previously worked with Archstone and was familiar with the company and the multi-family industry, and requested that Morgan Stanley act as financial advisor to Archstone in connection with the expected indications of interest, subject to discussion with and approval by the board of trustees. Senior management also contacted representatives of Hogan & Hartson LLP and requested that, subject to confirmation with the board of trustees, Hogan & Hartson act as legal counsel to Archstone and its board of trustees in connection with their consideration of any possible sale transaction of Archstone.

Following the customary practice of our senior management, once the discussions of a potential transaction became sufficiently detailed and concrete to warrant involvement by the board of trustees, Mr. Sellers updated our board of trustees regarding the ongoing discussions. Over the course of April 27, 28 and 29, 2007, Mr. Sellers contacted all members of our board of trustees and informed them of the expected indications of interest from Tishman Speyer/Lehman Brothers and Company A, as well as the proposed retention of Morgan Stanley as financial advisor and Hogan & Hartson as legal counsel in connection with the consideration of such potential offers.

On April 30, 2007, Company A submitted its non-binding indication of interest to our board of trustees. The offer indicated that, based upon an extensive review of publicly available information, Company A was prepared to acquire Archstone for a cash purchase price of $62.50 per common share and common unit of the operating trust. The letter further indicated that the offer was subject to execution of a confidentiality agreement, access to certain non-public information and completion of confirmatory due diligence, which Company A indicated could be completed in one week. Company A indicated that it contemplated obtaining the necessary financing and negotiating and being prepared to execute a definitive merger agreement within that one week period, and that any definitive merger agreement would not be subject to any financing contingency.

On May 2, 2007, our board of trustees held a special meeting to discuss the indication of interest received from Company A. Members of our senior management team and representatives of Morgan Stanley and Hogan & Hartson were also in attendance at the meeting. Mr. Sellers outlined the background of the contacts and discussions with Tishman Speyer/Lehman Brothers, Company A and Company B. Mr. Sellers also indicated that it was expected that Tishman Speyer/Lehman Brothers would be submitting their indication of interest later that day. Representatives of Hogan & Hartson then reviewed with the board their duties as trustees generally and in connection with the consideration of a potential sale of the company. In addition, the interests of individual trustees in such a potential transaction (described in the section entitled ‘‘—Interests of Our Trustees and Executive Officers in the Mergers’’ on page 53 of this proxy statement) were discussed and disclosed to the board of trustees. Representatives of Morgan Stanley then made a presentation to the board of trustees with respect to its preliminary financial analysis of Archstone, its views on the current real estate market generally and the multi-family sector in particular and a preliminary evaluation of the terms of Company A’s proposal. In its presentation, Morgan Stanley described the then current environment for acquisitions of publicly traded REITs and stated its view that real estate valuations were near historically high levels.  It noted that debt and equity financing for cash acquisitions were available at that time to buyers on terms that such buyers were likely to consider attractive.  Using various valuation methodologies similar to those described in more detail below in “—Opinion of Our Financial Advisor”

on page 43, Morgan Stanley compared the price contained in Company A’s preliminary proposal to the value ranges of our common shares implied by these various methods.  Morgan Stanley expressed its view that Company A was a credible, well-financed bidder based on, among other things, Company A’s proven record and history of having successfully consummated significant buyout transactions, but noted that its proposal was still preliminary.

After discussion among our board of trustees, senior management and our advisors regarding the presentation and our strategic plan, our board of trustees determined to convene a special meeting the next day to further consider Company A’s proposal and to consider the expected proposal from Tishman Speyer/Lehman Brothers. Our board of trustees then met without advisors and members of management present.

On the afternoon of May 2, 2007, Tishman Speyer/ Lehman Brothers submitted its non-binding, written indication of interest. The proposal was to acquire Archstone for a cash purchase price of $64.00 per common share and common unit of the operating trust. The proposal indicated that Tishman Speyer/Lehman had conducted an extensive due diligence review of our company based upon publicly available information, including a detailed market and asset-by-asset analysis as well as informal site visits to a majority of our properties.   We did not accompany or coordinate with Tishman Speyer/Lehman Brothers in their informal visits of our properties.  Further, Tishman Speyer/Lehman Brothers did not disclose to us the results of their site visits or their market and asset-by-asset analysis of our properties.  The offer indicated that any potential transaction would not be subject to any financing contingency, but that the proposal was subject to completing due diligence and negotiation and execution of a definitive merger agreement, which the proposal indicated could be completed within three weeks. The proposal also requested the ability to negotiate on an exclusive basis, subject to an understanding that any definitive agreement would contain customary fiduciary out provisions and a termination fee consistent with other transactions negotiated on an exclusive basis. The proposal did not request or require the continued employment of Mr. Sellers or other members of management following the closing of a potential transaction.

On May 3, 2007, our board of trustees held a special meeting to continue discussions regarding Company A’s proposal and to discuss the proposal of Tishman Speyer/Lehman Brothers and other potential strategic alternatives~~.~~ because our board of trustees believed that it would be in the best interests of our shareholders.   Representatives from Morgan Stanley discussed with the board its preliminary evaluation of the financial terms of the Tishman Speyer/Lehman Brothers proposal~~.~~ and expressed the same view as it had with Company A’s proposal.  Our board of trustees, after consulting with members of our senior management and representatives of Morgan Stanley and Hogan & Hartson, then discussed the two offers, other alternatives available to us (including seeking other potential purchasers of Archstone or other alternatives to a potential sale transaction, including pursuing our existing strategy as an independent company), the valuation of Archstone and the merits and risks associated with the continued implementation of our strategic plan. Our board of trustees, after discussions and consultation with senior management and our financial and legal advisors, determined that Tishman Speyer/Lehman Brothers and Company A would each have the financial resources necessary to acquire Archstone and were in a position to move quickly, which was important to our board in order to avoid the risks associated with contacting other potential purchasers, including the fact that if the process became publicly known there could be a material disruption to the operations of our company and damage to our company’s value, including an adverse impact on our relations with employees, and others with whom the Company has business relations. The board also focused on the limited number of other potential credible bidders given the Company’s size and the importance of reasonable fiduciary out provisions and a reasonable termination fee under the circumstances. Our board of trustees then continued to meet briefly without members of management and advisors present. Following the discussion, our board of trustees instructed senior management and Morgan Stanley to contact Tishman Speyer/Lehman Brothers and Company A to inform them that, subject to entering into acceptable confidentiality and standstill agreement, they would be provided approximately two weeks in which to conduct their confirmatory due diligence and submit offers regarding a potential acquisition of Archstone.

On May 4, representatives of Morgan Stanley contacted representatives of Tishman Speyer/Lehman Brothers and Company A to outline the process proposed by our board of trustees, stating that offers, together with a mark-up of a draft merger agreement and financing commitment letters, should be submitted by 5:00 p.m., Eastern Time, on Monday, May 21. Company A indicated that it was willing to participate in such a process, while Tishman Speyer/Lehman Brothers did not confirm its willingness to participate in such process until May 8. On May 9, we entered into confidentiality and standstill agreements with Tishman Speyer, Lehman Brothers and Company A and began to provide the prospective bidders with due diligence information about our company through an on-line data site.

On May 8, our board of trustees held a special meeting to discuss the status of the discussions with Tishman Speyer/Lehman Brothers and Company A. After an update on the status from representatives of Morgan Stanley, the board of trustees discussed, with consultation from representatives of Hogan & Hartson, their duties to our company and operating trust in connection with the proposed transactions and again discussed the interests of individual trustees in any such transaction, including Mr. Sellers’ existing change in control agreement and the ownership of operating trust units by Messrs. Kogod, Smith and Gerardi. The board also instructed that our advisors and senior management team provide regular updates regarding the process to Mr. John C. Schweitzer, our lead independent trustee. Our board of trustees then continued to meet without members of management and advisors present.

Between May 9 and May 19, members of our senior management team and representatives of Morgan Stanley, Hogan & Hartson and Mayer, Brown, Rowe & Maw LLP, our REIT tax counsel that will be providing the REIT tax opinion as a condition to the closing of the mergers, held various meetings and telephone calls with representatives of the potential bidders and their respective advisors to discuss a potential transaction, structure issues and various due diligence matters, including the significant tax protection obligations owed by the company to unitholders of our operating trust and the related economic consequences of potential asset dispositions.

On May 14, the President of Company B contacted Mr. Sellers by voice mail to indicate that although Company B was continuing to look at a potential combination with Archstone, the trading multiple for our shares continued to be higher than the trading multiple for the shares of Company B and, as such, Company B could only consider a stock-for-stock merger at no or only a modest premium to our current trading price. Mr. Sellers attempted on two occasions to discuss the matter further with the President of Company B, but did not receive a return call. There was no further contact with Company B following May 14, and Company B did not express any further interest in pursuing an acquisition of us following that date. Because Company B did not submit a written offer, we did not ask for and Morgan Stanley did not perform any financial analysis regarding the potential impact of a stock-for-stock merger of Company B with Archstone.

Also on May 14, members of our senior management team and representatives of Morgan Stanley met with representatives of Tishman Speyer/Lehman Brothers to discuss certain operational and other due diligence matters. At that meeting, Tishman Speyer/Lehman Brothers expressed their interest in acquiring Archstone and maintaining and building upon its platform and indicated that certain key members of our senior management team could be critical to that strategy. Nothing further regarding the continued role of management was discussed at that time.

On May 15, members of our senior management team and representatives of Morgan Stanley met with representatives of Company A to discuss certain operational and other due diligence matters.

On May 15 and May 16, our board of trustees held regular meetings in conjunction with our annual meeting of shareholders. At various points during these regular board meetings our board was provided updates on the ongoing process from members of our senior management team and representatives of Morgan Stanley. Representatives of Morgan Stanley discussed that the debt capital markets had begun to become unsettled, which in their view could cause prospective bidders to have more difficulty making an offer to acquire the company. They also explained that both of the prospective bidders had expressed concern regarding the significant magnitude of the built-in gain associated with certain of our properties that are subject to tax protection agreements with operating trust unitholders and the magnitude of the increase in property taxes as a result of the transaction. The board also discussed the importance of ensuring that any termination fee payable by Archstone in the event it receives a superior acquisition proposal that the board wishes to pursue be reasonable, and determined to propose a fee equal to 2% of the total equity value of a potential transaction as part of the draft merger agreement to be provided to the bidders. At these meetings, the board also ratified and confirmed the retention of Morgan Stanley as its financial advisor and Hogan & Hartson as its legal advisor in connection with the proposed transactions. Mr. Sellers also advised the board of the latest contact from Company B. Our board of trustees determined not to pursue matters further with Company B due to the speculative and preliminary nature of Company B’s interest and the amount and form of consideration discussed, including the lack of premium proposed by Company B for our shareholders.

On May 16, a draft merger agreement prepared by Hogan & Hartson after consultation with our lead independent director, our senior management team and Morgan Stanley, was provided to the prospective bidders. This draft proposed a termination fee of 2% to be paid by the company in the event it were to accept a competing acquisition proposal, and proposed that a prospective buyer would pay a reverse termination fee of $1.0 billion in the event the buyer did not close the acquisition of the company when all closing conditions had been satisfied or waived. The draft also proposed that common unitholders of our operating trust be offered the opportunity to elect to receive the cash consideration to be paid to common shareholders, to continue to hold common units in the operating trust following the operating trust merger, or to receive a preferred unit in the operating trust.

Also on May 16, representatives of Morgan Stanley had a discussion with representatives of Tishman Speyer/Lehman Brothers regarding their progress in their confirmatory due diligence. During such discussions, Tishman Speyer/Lehman Brothers noted that the deterioration in the debt capital markets and the significant tax protection obligations would likely impact their pricing of a potential acquisition of us, but noted that they expected to be able to submit their offer on May 21 as requested.

On May 17, the Executive Compensation Committee of our board of trustees, consisting solely of independent members of our board of trustees, met to discuss various compensation related matters and the importance of maintaining the company’s operations on an ongoing basis and the need to be able to retain employees during any potential transition period during the pendency of a potential transaction and thereafter given the importance of the company’s operating platform to the prospective bidders. Mr. Sellers and other members of senior management were invited by the committee to the meeting to answer questions and representatives of Hogan & Hartson were also present at the meeting. At the meeting the committee discussed the effect of a potential sale of Archstone on the outstanding equity and other incentive awards of the company. The committee also discussed amendments to the change in control agreements of Messrs. Sellers, Mueller and Mark A. Schumacher, our Chief Accounting Officer, and Ms. Brower to clarify the intent of the agreements that Archstone’s ceasing to be a publicly traded company would constitute ‘‘good reason’’ as defined in those agreements because a significant portion of their current responsibilities involve matters relating the company’s status as a publicly traded company. The committee approved the amendments to such agreements to avoid any potential post-acquisition disputes regarding the intended treatment of a going private transaction under the agreements and to incentivize the affected executives to continue their employment with the company through the closing of the merger. The committee also discussed the adoption of an amendment to the company’s severance policy for employees of the company (other than employees with change in control agreements) to provide such employees with certain payments under certain circumstances if their employment were terminated within 18 months following the consummation of a merger. The committee also discussed the importance of retaining Mr. J. Lindsay Freeman, our Chief Operating Officer, at least through December 31, 2007 in order to maintain an orderly transition in the event of a potential transaction. The committee then discussed awarding employees entitled to grants of restricted share units a pro rata portion of the units earned in the prior year through the date of the closing of a potential transaction in order to appropriately compensate employees for the work performed in 2007. The committee did not take any formal action at the meeting.

Also on May 17, representatives of Company A contacted representatives of Morgan Stanley and indicated their due diligence had made them aware of significant increases in transaction costs, including as a result of the significant impact of Archstone’s existing tax protection agreements with holders of common units in the operating trust on Company A’s contemplated plan for selling a substantial number of the company’s assets following consummation of an acquisition and the significant impact of real estate taxes and related reassessments. In addition, Company A stated that it had reached a relatively lower valuation of the company’s development pipeline and that, due to changes in the debt financial markets, its costs to finance a potential acquisition of Archstone would be negatively impacted. As a result, Company A indicated that, in the best case, it would be able only to maintain its original indicative price of $62.50 per common share and unit. Company A also stated that it was not willing for operating trust unitholders to retain common equity following an acquisition, because that would negatively affect the anticipated returns that Company A would be able to achieve from an acquisition. On May 18, Company A’s financial advisor contacted representatives of Morgan Stanley and indicated that, should Company A submit a subsequent offer, it would be below the original $62.50 proposal.

On May 18, our board of trustees held a special meeting to discuss the ongoing process as well as to receive a report from the Executive Compensation Committee regarding the matters discussed at its meeting on May 17. Members of our senior management and representatives of Morgan Stanley and Hogan & Hartson were also in attendance at the meeting. The board reviewed the compensation related matters discussed previously by the Executive Compensation Committee and the importance of those matters in maintaining the operating platform on which the prospective bidders had placed significant importance and value. The board also instructed senior management and its advisors that no terms of continued employment of members of senior management following the closing of a potential transaction were to be discussed with any potential bidder unless and until a general agreement had been reached on all material terms of a potential merger transaction, including the price per common share and unit. The board of trustees then discussed the proposed terms of the preferred units that operating trust unitholders could elect to receive in lieu of cash consideration or maintaining a common equity interest in the operating trust. Representatives of Morgan Stanley and Hogan & Hartson described potential proposed terms, including the distribution rate, redemption rights, protections against excessive leverage, ranking and voting rights, and compared those terms to other recent REIT going private transactions.  Messrs. Kogod, Smith and Gerardi then recused themselves from further discussion at the meeting regarding the unit terms. The board continued to discuss those terms and focused on ensuring that the terms of any preferred units to be offered to unitholders in connection with a proposed transaction would include a dividend rate that is comparable to what the capital markets would expect for such a security taking into account the capital structure of the post-acquisition company and the other terms of the preferred units and that the other terms would be similar to precedent transactions.

On May 19 and 20, representatives of Tishman Speyer/Lehman Brothers indicated to representatives of Morgan Stanley that, due to increased expected transaction costs resulting from their better understanding of the magnitude of the company’s tax protection obligations and due to adverse changes in the debt markets, they were uncertain whether any offer that they were to submit would be at a price equal to their initial indication of $64.00 per common share and unit. Tishman Speyer/Lehman Brothers also indicated the need to ensure the continued role of current senior management following the closing of a transaction because of the importance to Tishman Speyer/Lehman Brothers of maintaining our operating platform, and the value they were ascribing to that platform. However, no terms or details of any possible employment agreement were discussed at this time, and the requirement of any such agreement prior to executing a definitive merger agreement was not raised by Tishman Speyer/Lehman Brothers.

Also on May 19, a senior officer of Company A contacted Mr. Sellers to inform him that, due primarily to the costs associated with tax protection and increases in real estate taxes due to reassessments that would result from a potential transaction, and Company A’s lower than expected valuation of Archstone’s development pipeline, as well as deterioration of the debt capital markets, Company A would not be submitting an offer to acquire Archstone.

On May 21, our board of trustees held a special meeting to discuss the ongoing process. Members of our senior management and representatives of Morgan Stanley and Hogan & Hartson were also in attendance. Representatives of Morgan Stanley updated the board on Company A’s withdrawal from the process. Morgan Stanley also explained that, while Tishman Speyer/Lehman Brothers had indicated that they had obtained the financing necessary to complete the acquisition, they also indicated that the potential tax protection costs, their reduced expectation of possible profits from development projects and the volatility in the debt capital markets would cause them to reduce their price and that they needed an additional day to submit their offer. The board then discussed, with input from senior management and our advisors, the possibility of obtaining an increase in the purchase price to the extent common unitholders elect to receive cash in the operating trust merger and thereby reduce the amount of tax protected gain remaining. Representatives of Hogan & Hartson then presented to the board a summary of the material terms of the merger agreement draft provided to the prospective bidders. Following that discussion, representatives of Morgan Stanley reviewed with the board its updated financial analysis of the company and the potential financial impact of the existing tax protection arrangements and other transaction costs, and reiterated the relative uncertainty existing in the debt capital markets and the effect on prices that might be realized in the future for real estate assets and for sales of publicly traded real estate companies.

Later on May 21, representatives of Tishman Speyer/Lehman Brothers reiterated that they were continuing to address issues related to increased expected transaction costs and adverse changes in the debt capital markets, and indicated that they would be unable to offer a price equal to their initial indication of $64.00 per common share and unit. In addition, Tishman Speyer/Lehman Brothers requested an additional 24 hours to submit their offer, financing commitment letters and a mark-up of the draft merger agreement.

On May 22, a representative of Morgan Stanley contacted senior representatives of Company A to review the reasons for its withdrawal from the process. During the course of the conversation, the representative of Morgan Stanley asked if there was a price at which Company A would be interested in pursuing the acquisition of the company. The representatives of Company A indicated that, if discussions regarding a potential transaction dropped below $60.00 per share, Morgan Stanley should contact Company A to inform it of such development.

On May 22, Tishman Speyer/Lehman Brothers submitted a mark-up of the proposed draft of the merger agreement but again requested an additional 24 hours to submit their pricing terms. The mark-up provided, among other things, that future dividends would not be permitted to be paid by the company after the merger agreement was signed, that operating trust unitholders would have the right to elect to receive the cash consideration or a preferred unit in the operating trust, but not to retain their common units in our operating trust, that, instead of a $1.0 billion reverse termination fee in the event of buyer’s failure to close, we would be entitled to seek to recover damages up to a cap of $1.0 billion, and that the termination fee to be payable by us in connection with certain matters relating to competing acquisition proposals would be 3% of the total equity value of the proposed transaction. At this time, Tishman Speyer/Lehman Brothers also indicated for the first time that they would be unwilling to execute a definitive merger agreement unless they had also negotiated a binding term sheet with Mr. Sellers regarding his continued employment with the company following the closing of a potential transaction.

On May 23, Tishman Speyer/Lehman Brothers contacted representatives of Morgan Stanley and indicated that they were offering to acquire Archstone under the terms of their merger agreement mark-up at a price per common share and unit of $60.00. Tishman Speyer/Lehman Brothers indicated that the decrease in the offer price from their preliminary offer was primarily a result of information obtained in their confirmatory due diligence regarding, among other things, the magnitude and scope of our tax protection arrangements, the compression in returns that they could expect to realize from our development pipeline, and the deterioration of the debt capital markets. In addition Tishman Speyer/Lehman Brothers indicated that they had determined that there were significant transaction costs exclusive of the impact on value associated with the Company’s tax protection obligations.

Later on May 23, our board of trustees held a special meeting to discuss the proposal from Tishman Speyer/Lehman Brothers. At the outset of the meeting, the board was informed about the requirement that Mr. Sellers agree to a binding employment term sheet prior to execution of a definitive merger agreement and the emphasis Tishman Speyer/Lehman Brothers was placing on keeping our operating and development platform in place and their view that retaining Mr. Sellers was essential to the price they were willing to pay to acquire our company. The board then discussed, and consulted senior management and its advisors regarding, the terms of the Tishman Speyer/Lehman Brothers offer and the current market environment for the company, including the fact that capitalization rates were near all time lows and there were significant risks that they could increase in the near future, which would reduce Archstone’s net asset value. The board also discussed the expected moderation of the growth of net operating income expected when compared to the past several years and the continuing pressure on the company’s funds from operations due primarily to lower Ameriton gains, more dilution from capital redeployment and higher financing costs, as well as the fact that the transaction costs identified by the potential bidders would continue to be an issue the foreseeable future. The board also considered the fact that those transaction costs would not necessarily be incurred by the company if it continues to pursue its business plan as an independent public company, although over time the company generally would expect to be impacted by increases in assessed values and real estate taxes, and could incur tax protection costs, depending upon its ability to effectively execute tax deferred exchanges in connection with the sale of tax protected assets. After further discussion, the board of trustees instructed Morgan Stanley to present a counterproposal, with the price of $62.00 per share and unit and an opportunity for the price to increase based on the number of operating trust units that are tendered for cash, with market terms for the preferred units to be offered to operating trust common unitholders, with a $1.5 billion cap on potential damages payable by Tishman Speyer/Lehman Brothers and a termination fee to be payable by the company in certain circumstances not to exceed 1.5% of the total equity value of the transaction. The board also instructed that Mr. Sellers no longer be involved in any negotiations with Tishman Speyer/Lehman Brothers regarding the merger agreement and that the company’s advisors coordinate the merger negotiations with the board and Mr. Schweitzer as the lead independent trustee, Mr. Mueller and Ms. Brower. The board then met in executive session without the presence of its advisors or members of management present. Representatives of Morgan Stanley later informed Tishman Speyer/Lehman Brothers of the board’s position.

In response to the company’s counterproposal, on May 24, Tishman Speyer/Lehman Brothers informed representatives of Morgan Stanley that they had increased their offer to $61.00 per common share and common unit on the terms of the merger agreement mark-up submitted, that they were agreeable to a damages cap of $1.5 billion and would accept a termination fee of 2% of the total equity value of the transaction. Tishman Speyer/Lehman Brothers also indicated that they would not consider the proposed mechanism to increase the purchase price based upon the number of unitholders of the operating trust who elect to receive cash. They proposed that the preferred units to be offered to operating trust unitholders would have a coupon of 6% per annum, which Morgan Stanley advised the board was a coupon that it considered to be within a range of market rates in light of the circumstances, including, among other things, the post-acquisition capital structure of the operating trust that Morgan Stanley considered to be likely, the other proposed terms of the preferred units and terms of preferred securities in comparable transactions that included a similar preferred security. The board then discussed the transaction costs inherent in a deal of this nature or a similar strategic transaction or liquidation scenario, the uncertainties facing Archstone in the continued implementation of its strategic plan, including the expectation of increasing capitalization rates and possibly increasing interest rates, the risks that these uncertainties placed on the future valuation of the company, the fact that the proposed price represented a significant premium to the current trading price of the company’s shares and the risk that the company’s shares would not continue to trade at their recent multiples of funds from operations for the foreseeable future as these multiples represented relatively high multiples compared to the historic trading prices of our common shares.

The board also discussed issues associated with Mr. Sellers’ employment, including the fact that he would not engage in any negotiations on behalf of the company and would retain independent counsel to negotiate the terms of his continued employment with Tishman Speyer/Lehman Brothers following a potential transaction. The board instructed that Mr. Sellers was not to negotiate his employment terms until the other principal terms of the proposed transaction had been reached and only under the condition that, after the execution of a definitive agreement between the company and Tishman Speyer/Lehman Brothers, any such employment agreement allow him to negotiate with potential competing bidders whom the board had concluded had submitted a superior proposal. Members of management, including Mr. Sellers, were then asked to leave the meeting and the board continued to meet in executive session with its advisors present. After extensive further discussion, the board of trustees agreed to proceed with the Tishman Speyer/Lehman Brothers offer and authorized Mr. Schweitzer, members of senior management other than Mr. Sellers and the company’s advisors to negotiate with Tishman Speyer/Lehman Brothers on substantially the terms described to the board.

Shortly before the close of trading on the New York Stock Exchange on May 24, an industry publication speculated about a potential acquisition of Archstone by Tishman Speyer/Lehman Brothers. Our common share price rose approximately 3.6% that day after such publication and approximately 8.0% on May 25 on higher than normal trading volume.

Later on May 24, Tishman Speyer/Lehman Brothers discussed with representatives of Morgan Stanley that its offer of $61.00 per common share and common unit assumed that the company would not pay its second quarter common share dividend of $0.4525 per share. Tishman Speyer/Lehman Brothers indicated that they were unwilling to pay $61.00 per common share and common unit unless the second quarter dividend was not paid. During the evening of May 24, our board of trustees held a special meeting to discuss this issue. After extensive discussion among our board of trustees, senior management and financial and legal advisors, the board of trustees instructed representatives of Morgan Stanley to inform Tishman Speyer/Lehman Brothers that the board was prepared to accept a price of $60.75 per common share and common unit assuming the payment of the second quarter dividend of $0.4525 per common share as planned and assuming a company termination fee of 1.5% of the total equity value of the transaction. Later that evening, representatives of Morgan Stanley informed Tishman Speyer/Lehman Brothers of this proposal, and Tishman Speyer/Lehman Brothers agreed to such terms.

During the period from May 24 through May 28, Mr. Schweitzer, representatives of our management (other than Mr. Sellers), Tishman Speyer/Lehman Brothers, Morgan Stanley, Hogan & Hartson, Wachtell, Lipton, Rosen & Katz, legal counsel to Tishman Speyer and Weil, Gotshal & Manges LLP, legal counsel to Lehman Brothers, negotiated the terms of the merger agreement, the terms of the preferred units to be offered to common unitholders in the operating trust, the terms of the equity and debt financing commitments of Tishman Speyer/Lehman Brothers and the terms of the payment guarantees of Tishman Speyer and Lehman Brothers. Also during this period, Mr. Sellers and his legal counsel, Willkie Farr & Gallagher LLP, negotiated the terms of his employment term sheet with Tishman Speyer/Lehman Brothers.

On May 28, our board was provided with a copy of the near final draft merger agreement that had been negotiated with Tishman Speyer/Lehman Brothers, a detailed summary of the merger agreement and the terms of the preferred units to be offered to operating trust common unitholders and various other materials.

On the evening of May 28, the Executive Compensation Committee of our board of trustees met to address the matters presented to the committee at its May 17 meeting—namely, clarifying amendments to certain change in control agreements, the adoption of an amendment to the company’s severance plan, the payment of an additional $1,000,000 to Mr. Freeman if he continued his employment with the company through December 31, 2007 and the payment of the cash value of a pro rata percentage of restricted share unit grants to employees otherwise entitled to such grants based upon grants related to 2006 and the payment of certain other cash incentives to certain non-executive officer employees of the company in Germany in order to ensure an orderly transition and the continued operation of the company’s business after the announcement of the proposed transaction. Representatives of Hogan & Hartson were present at the meeting and reviewed with the committee its duties. After further discussion, the committee adopted and approved these actions and recommended that the actions related to the change in control agreements and the severance plan be adopted and approved by the board of trustees.

Our board of trustees then convened a special meeting to consider the proposed merger agreement with Tishman Speyer/Lehman Brothers. Members of our senior management team and representatives of Morgan Stanley and Hogan & Hartson also participated in the meeting. At the outset of the meeting, the independent members of the board of trustees discussed the matters considered by the Executive Compensation Committee without Mr. Sellers present, and the board then approved the amendments to the change in control agreements and the company’s severance plan. During the meeting, Mr. Schweitzer and representatives of Morgan Stanley and Hogan & Hartson updated the board on the negotiations with Tishman Speyer/Lehman Brothers that had taken place since the last meeting of the board. Representatives of Hogan & Hartson then reviewed the board’s duties in considering the proposed transaction and summarized in detail the principal terms of the merger agreement and ancillary documents, including the terms of the preferred units to be offered to operating trust common unitholders.

Representatives of Morgan Stanley then reviewed, among other things, the history of the negotiations with Tishman Speyer/Lehman Brothers and Company A and the financial terms of the proposed transaction and presented certain financial analyses regarding the proposed transaction, including the dividend rate and other terms of the preferred units. Mr. Sellers and representatives of Hogan & Hartson then reviewed with the board the primary terms of the employment term sheet that Mr. Sellers had agreed to with Tishman Speyer/Lehman Brothers. The board members then engaged in substantial discussion concerning the transaction. Following that discussion, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to our board of trustees that, as of May 28, 2007 and based upon and subject to the factors and assumptions set forth therein, the $60.75 per common share, in cash, to be received by our common shareholders pursuant to the merger agreement was fair from a financial point of view to such shareholders. Further discussion of the proposed transaction followed, including discussion during which Mr. Sellers recused himself and left the meeting. After its deliberations, our board of trustees, among other things, unanimously approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement and resolved to recommend that our common shareholders vote for approval of the company merger and the other transactions contemplated by the merger agreement. Certain of the factors considered by our board of trustees are described in greater detail under the heading ‘‘Reasons for the Mergers.’’

On the morning of May 29, Archstone and Tishman Speyer/Lehman Brothers executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.

The disclosure under the heading “The Mergers—Opinion of Our Financial Advisor” is hereby amended to state in its entirety as follows (new text is underlined and deleted text is stricken through):

Opinion of Our Financial Advisor

Our board of trustees retained Morgan Stanley to provide it with financial advisory services in connection with a possible sale of the company. The board of trustees selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation as an advisor to boards of trustees in similar transactions. At the meeting of our board of trustees on May 28, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 28, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by holders of our common shares pursuant to the merger agreement was fair from a financial point of view to such holders (other than Mr. R. Scot Sellers).

The full text of the written opinion of Morgan Stanley, dated as of May 28, 2007, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to our board of trustees and addresses only the fairness from a financial point of view of the consideration to be received by holders of our common shares pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the company merger. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this proxy statement do not constitute a recommendation to any holder of our common shares as to how to vote at the shareholders’ meeting to be held in connection with this transaction. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•                  reviewed certain of our publicly available financial statements and other business and financial information;

•                  reviewed certain of our internal financial statements and other financial and operating data prepared by our management;

•                  reviewed certain of our financial projections prepared by our management;

•                  discussed our past and current operations and financial condition and our prospects with members of our senior management;

•                  reviewed the reported prices and trading activity for our common shares;

•                  compared our financial performance and the prices and trading activity of our common shares with that of certain other comparable publicly-traded companies and their securities;

•                  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•                  participated in discussions and negotiations among our representatives and potential buyers and their financial and legal advisors;

•                  reviewed the merger agreement, a draft of the Debt Commitment Letter (as defined in the merger agreement) dated May 28, 2007, a draft of the Equity Funding Letter (as defined in the merger agreement) dated May 28, 2007 and certain related documents; and

•                  considered such other factors and performed such other analyses as it deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by us for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our future financial performance. In addition, Morgan Stanley assumed that the company merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of us and our legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of our assets or liabilities, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of May 28, 2007. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving us. Morgan Stanley did not negotiate with any parties, other than the buyer and one other potential buyer, which expressed interest in the possible acquisition of us or certain of our constituent businesses.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated May 28, 2007. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

The estimates contained in Morgan Stanley’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

Historical Share Price Analysis

Morgan Stanley performed a historical share price analysis to provide background and perspective in comparison to the price per share of our common shares to be received pursuant to the merger agreement. Morgan Stanley reviewed the historical price performance and average closing prices of our common shares for various periods ending on May 25, 2007. Morgan Stanley observed the following:

	Price	Implied Premium
Closing Price on 5/25/07	$55.23	10.0%
Pre-Market Rumor Price (last trade prior to published reports regarding a potential transaction)	$49.51	22.7%
Unaffected Share Price (average closing price during the ten trading-day period from May 8-21, 2007)	$52.45	15.8%
30-Days Prior Trading Average	$52.64	15.4%
Twelve Months Prior Trading Average	$55.06	10.3%
52-Week Intra-day High / All-Time Intra-day High	$64.77	(6.2)%
52-Week Intra-day Low	$45.63	33.1%

Based upon the foregoing, Morgan Stanley noted a trading range for the 12 month period preceding May 25, 2007 for our common shares of $45.63 to $64.77 per share.

Comparable Company Analysis

Using publicly available information, Morgan Stanley performed an analysis of selected publicly traded multi-family REITs that share some characteristics with Archstone. The REITs included in the comparison group were selected by Morgan Stanley on the basis of various attributes, including company size and geographic location and mix of assets.  Morgan Stanley included the following companies:

•                  Apartment Investment and Management Company

•                  AvalonBay Communities Inc.

•                  BRE Properties, Inc.

•                  Camden Property Trust

•                  Equity Residential

•                  Essex Property Trust, Inc.

•                  Home Properties, Inc.

•                  Post Properties, Inc.

•                  UDR, Inc.

Morgan Stanley reviewed financial information including the ratios of share price to funds from operations (“FFO”), share price to adjusted funds from operations as adjusted to reflect recurring capital expenditures and other non-cash expenses (“AFFO”) and aggregate value to forecasted calendar year 2007 and 2008 earnings before interest, taxes, depreciation and amortization (“EBITDA”). Morgan Stanley also reviewed dividend yield and the premium or discount to net asset value (“NAV”).

The multiples and ratios for us and each of the selected companies were calculated using their respective closing prices on May 23, 2007 and were based on the most recent publicly available information, Wall Street research and consensus estimates. Morgan Stanley applied a range of multiples to our corresponding financial statistics to arrive at a range of per share values for us ~~generally based upon Morgan Stanley’~~derived from Morgan Stanley’s review of the multiples of the ~~primary comparable companies, specifically~~representative comparable companies, namely AvalonBay Communities, BRE Properties, Equity Residential and Essex Property Trust, which were selected based on the quality and location of assets and the size of those comparable companies as compared to Archstone.  Morgan Stanley excluded Post Properties, Inc. from the group of representative comparable companies used in its review of observed multiples, because that company’s trading price was viewed to have been affected due to market speculation that the company was an acquisition candidate.  Morgan Stanley excluded Camden Property Trust, Home Properties, Inc., and UDR, Inc. from the group of representative comparable companies analyzed because it believed these companies were not sufficiently comparable to Archstone to warrant inclusion in its valuation analysis. Furthermore, this analysis did not incorporate any potential transaction-related effects on our common shares.

Valuation Metric	All Comparable Company Multiple Range (1)	Representative Comparable Company Multiple Range (2)	Implied Value Per Share of ASN (3)
Price to Estimated 2007 FFO	15.8x - 25.1x	20.0x - 25.0x	$45.89 - $57.36
Price to Estimated 2008 FFO	14.6x - 22.7x	19.0x - 23.0x	$47.25 - $57.20
Price to Estimated 2007 AFFO	19.2x - 26.7x	24.0x - 27.0x	$49.68 - $55.89
Price to Estimated 2008 AFFO	17.9x - 24.5x	22.0x - 24.5x	$49.28 - $54.88
Aggregate Value to Estimated 2007 EBITDA	16.0x - 25.4x	22.5x - 25.5x	$45.83 - $55.23
Aggregate Value to Estimated 2008 EBITDA	15.4x - 22.5x	19.5x - 22.5x	$43.50 - $53.98
Dividend Yield	4.6% - 2.9%	4. - 3.0%	$45.25 - $60.33
(Discount)/Premium to NAV	(14.6%) - (0.9%)	(10.0%) - 0.0%	$52.99 - $58.88

(1) Excludes Post Properties, Inc.

(2) Derived from AvalonBay Communities, BRE Properties, Equity Residential and Essex Property Trust~~, and the level of comparability of their businesses and portfolios to Archstone’s~~.

~~Valuation Metric~~	~~Representative Comparable Company Multiple Range~~	~~Implied Value Per Share of ASN~~
~~Price to Estimated 2007 FFO~~	~~20.0x - 25.0x~~	~~$~~	~~45.89 - $57.36~~
~~Price to Estimated 2008 FFO~~	~~19.0x - 23.0x~~	~~$~~	~~47.25 - $57.20~~
~~Price to Estimated 2007 AFFO~~	~~24.0x - 27.0x~~	~~$~~	~~49.68 - $55.89~~
~~Price to Estimated 2008 AFFO~~	~~22.0x - 24.5x~~	~~$~~	~~49.28 - $54.88~~
~~Aggregate Value to Estimated 2007 EBITDA~~	~~22.5x - 25.5x~~	~~$~~	~~45.83 - $55.23~~
~~Aggregate Value to Estimated 2008 EBITDA~~	~~19.5x - 25.5x~~	~~$~~	~~43.50 - $53.98~~
~~Dividend Yield~~	~~4. - 3.0%~~	~~$~~	~~45.25 - $60.33~~
~~(Discount)/Premium to NAV~~	~~(10.0%) - 0.0%~~	~~$~~	~~52.99 - $58.88~~

(3) Based on Representative Comparable Company Multiple Range.

Based upon and subject to the various foregoing analyses, Morgan Stanley calculated an implied mean valuation range for our common shares of $47.79 to $57.30 per share. No company utilized in the comparable company analysis is identical to us. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our businesses and the industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or the industry or in the financial markets in general. Such an analysis necessarily involves complex considerations and judgments concerning our financial and operating characteristics, and other factors that would affect the value of companies to which we are being compared.  Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Precedent Transaction Analysis

Using the publicly available information set forth below, Morgan Stanley examined the terms of ~~certain~~the following transactions involving acquisitions of multi-family REITs since ~~2004, and~~2004:

Precedent Multifamily REIT Transactions

Announced (1)	Acquiror	Target	Target Aggregate Value (in millions)	Premium to Unaffected Price (2)
19-Dec-05	Morgan Stanley / Onex JV	Town & Country Trust	$1,448	34.2	%(3)
24-Oct-05	Prime Property Fund	AMLI Residential Properties	2,074	22.7%
07-Jun-05	ING Clarion	Gables Residential Trust	2,721	18.8%
25-Oct-04	Colonial Properties Trust	Cornerstone Realty Income Trust	1,479	9.3%
04-Oct-04	Camden Property Trust	Summit Properties	1,975	16.9%

(1)          Date announced is the date of the first significant press activity on the transaction.

(2)        Unaffected price represents the average stock price for the 10 trading days ending five trading days prior to the announcement of the transaction, or the average of 10 trading days before significant press.

(3)        At the original offer price of $33.90, the premium to Town & Country Trust’s unaffected price was 13.2%.

In addition, Morgan Stanley examined the publicly available terms of the following cash transactions of non-multi-family REITs with aggregate values greater than $2.0 billion since ~~2005. Morgan Stanley selected the following transactions (Target/Acquiror)~~2005:

~~Multi-Family REIT Transactions~~

~~•                  The Town & Country Trust/Morgan Stanley Real Estate, Onex Real Estate, Sawyer Realty Holdings LLC (JV)~~

~~•                  AMLI Residential Properties Trust/Morgan Stanley Real Estate (Prime Property Fund)~~

~~•                                  Gables Residential Trust/ING Clarion Partners~~

~~•                                  Cornerstone Realty Income Trust, Inc./Colonial Properties Trust~~

~~•                                  Summit Properties Inc./Camden Property Trust~~

~~Non-Multi-Family REIT Cash Transactions Greater than $2 Billion in Aggregate Value~~

~~•                                  Crescent Real Estate Equities/Morgan Stanley Real Estate~~

Precedent Non-Multifamily REIT Transactions

Announced (1)	Acquiror	Target	Target Aggregate Value (in millions)	Premium to Unaffected Price (2)
22-May-07	Morgan Stanley Real Estate	Crescent Real Estate Equities	$6,462	11.6%
13-Mar-07	Redford (Macquarie/Kaupthing)	Spirit Finance Corp.	3,411	12.3%
28-Feb-07	Centro Properties Group	New Plan Excel Realty Trust	5,878	8.7%
20-Nov-06	Blackstone Group	Equity Office Properties	38,168	31.0	%(3)
30-Oct-06	GE Capital Real Estate	Trustreet Properties	3,042	35.4%
10-Jul-06	Centro Properties / Watt Commercial	Heritage Property Investment Trust	3,258	9.2%
05-Jun-06	Brookfield / Blackstone Group	Trizec Properties & Trizec Canada	8,785	25.0%
06-Mar-06	Blackstone Group	CarrAmerica Realty Corp.	5,225	19.8%
21-Feb-06	Blackstone Group	Meristar Hospitality	2,487	22.5%
22-Dec-05	GE Capital Real Estate	Arden Realty, Inc.	4,744	17.9%
08-Dec-05	CalEast Industrial Investors LLC	Centerpoint Properties Trust	3,367	8.0%
06-Sep-05	DRA Advisors, Inc.	Capital Automotive REIT	3,441	8.5%

(1)          Date announced is the date of the first significant press activity on the transaction

(2)          Unaffected price represents the average stock price for the 10 trading days ending five trading days prior to the announcement of the transaction, or the average of 10 trading days before significant press speculation regarding a potential transaction.

~~•                  Spirit Finance Corp./Redford (Macquarie Bank Limited, Kaupthing Bank hf.)~~(3)            At the original offer price of $48.50, the premium to Equity Office Properties’ unaffected price was 14.5%.

~~•                  New Plan Excel Realty Trust, Inc./Centro Properties Group~~

~~•                  Equity Office Properties/The Blackstone Group~~

~~•                  Trustreet Properties/GE Real Estate~~

~~•                  Heritage Property Investment Trust, Inc./Centro Properties Group, Watt Commercial Properties~~

~~•                  Trizec Properties, Inc. & Trizec Canada Inc./Brookfield Properties Corporation, The Blackstone Group~~

~~•                  CarrAmerica Realty Corporation/The Blackstone Group~~

~~•                  MeriStar Hospitality Corporation/The Blackstone Group~~

~~•                  Arden Realty, Inc./GE Real Estate~~

~~•                  CenterPoint Properties Trust/CalEast Industrial Investors LLC~~

~~•                  Capital Automotive REIT/DRA Advisors LLC~~

Morgan Stanley analyzed the transactions to determine the premium paid for the target as determined using the average share price for the 10 trading days ending five trading days prior to the announcement date (the ‘‘Unaffected Price’’). Based on this analysis and based on Morgan Stanley’s experience and professional judgment, Morgan Stanley selected a range of premiums (excluding those transactions that, in Morgan Stanley’s view, were least comparable to the company merger) of 15% to 25% to the Unaffected Price for the multi-family transactions, and a range of 10% to 25% to the Unaffected Price for the non-multi-family transactions with aggregate values greater than $2.0 billion. Applying the multi-family premium to Unaffected Price range to our Unaffected Price of $52.45 produced an implied value per share of $60.31 to $65.56. Applying the non-multi-family premium to Unaffected Price range to our Unaffected share price of $52.45 produced an implied value for our common shares of $57.69 to $65.56 per share.

Morgan Stanley also examined the premium or discount to NAV of the multi-family and non-multi-family transactions, based on Wall Street research estimates of NAV. Based on this analysis, Morgan Stanley selected a range of premiums from 0.0% to 15.0%, producing an implied value per our common share of $58.88 to $67.71. In addition, Morgan Stanley examined the ratio of purchase price per share to forward twelve months estimates of FFO for the multi-family transactions, estimated using Wall Street research estimates as of the date of the transaction announcement. Based on this analysis of the multi-family multiples, Morgan Stanley selected a range of 18.5x to 22.0x, resulting in an implied value per our common share of $42.45 to $50.48.  Morgan Stanley selected this range of multiples based on its professional judgment and its knowledge of us and the precedent transactions, with consideration given to the differences in industry sector and other relevant factors, such as equity and total market capitalization, property characteristics, asset location and quality, and portfolio size.

Based upon and subject to the various foregoing analyses, Morgan Stanley calculated an implied mean valuation range for our common shares of $54.83 to $62.33 per share.

No transaction utilized in the analysis of selected precedent transactions is identical to the company merger. The companies involved in these selected precedent transactions may differ from us with respect to asset type and business mode, and the selected precedent transactions may differ in timing and size. Accordingly, an analysis of the foregoing transactions necessarily involves complex considerations and judgments concerning our financial and operating characteristics, and other factors that would affect the acquisition value of companies to which we are being compared.

Dividend Discount Model Analysis

Morgan Stanley performed a dividend discount model analysis based upon projected FFO per common share and projected annual dividend payouts per share for the period from May 23, 2007 to December 31, 2011. Projected FFO and dividend estimates were derived by applying our estimate of our long-term growth rate of 5.5% to the mid-point of our current 2007 FFO guidance and dividend per share figures. Under the dividend discount model analysis, implied equity values were determined by discounting dividends per share for the years 2007 through 2010. Morgan Stanley calculated a range of our terminal values of $56.52 and $70.11 at the end of the period ending December 31, 2010 by applying ~~an~~a forward FFO multiple ~~ranging from~~range of 19.75x to 24.5x to our projected FFO per share ~~in 2011.~~ of $2.86 in 2011, calculated by applying the 5.5% annual growth rate to the midpoint of our 2007 FFO per share guidance.  The multiple range was selected based on the implied forward 12 month FFO multiples based on the representative comparable company multiple ranges for 2007 and 2008 Price to FFO from the previously described comparable company analysis. The projected annual dividends and range of terminal values were then discounted to present values using a range of discount rates from 8.0% to 10.0%. Morgan Stanley selected this range of discount rates based on multiple methodologies, including the weighted average cost of capital of comparable multi-family companies, expected total return of comparable multi-family companies and observed private market discount rates.  The present value of the dividends and the range of terminal values per common share were added together to determine an estimated range of equity value for our common shares of $45.66 to $58.93 per share.

Adjusted Net Asset Value Per Share Analysis~~.~~

Morgan Stanley performed an adjusted net asset value analysis on us. The net asset value per share for our common shares was calculated using our 2007 budgeted net operating income on a property-by-property basis and asset and liability balances as of March 31, 2007, as provided by us. The Company conducted this asset-by-asset valuation in the period from March to May 2007.  Morgan Stanley applied a weighted average range of capitalization rates of 4.14% to 4.40% to our budgeted 2007 net operating income for the portfolio, adjusted for an estimate of Proposition 13 tax reassessments under the California tax code and recurring capital expenses, to arrive at ~~an~~a  range of aggregate ~~value~~values for our U.S. multi-family assets~~. Morgan Stanley did not adjust for the possible impact of property tax reassessments in any other state, if any. The~~ of $17,287 million to $18,347 million. The range of capitalization rates were selected based on Morgan Stanley’s review of the implied capitalization rates from the asset-by-asset valuation ~~recently~~ conducted by us~~,~~ in March to May 2006, third-party comparable transaction data and multi-family asset valuations observed by Morgan Stanley.  Morgan Stanley did not adjust for the possible impact of any potential property tax reassessments in any state other than California.  To this aggregate value amount, Morgan Stanley added the value of our other tangible real estate and non-real estate assets, including our portfolio of German multi-family assets and in-progress and other identified development projects, in order to determine gross asset value of  $21,446 million to $22,880 million. The German portfolio valuation was based on a recent third-party valuation commissioned by us.  The ~~value~~range of values for in-progress and other identified development projects was based on the book value of investments to date, as provided by us, and the present value of the spread between the stabilized value of such projects at the project completion date as estimated by us and the total estimated cost ~~amount of~~to complete such projects, ~~discounted at 9.0%.~~using a 9% discount rate.  From gross asset value, Morgan Stanley deducted mark-to-market debt balances, other tangible liabilities, and preferred equity at liquidation value~~,~~ to arrive at a range of net asset values of $14,043 million to $15,477 or $55.87 to $61.41 on a per share basis, prior to transaction costs and ~~an estimate of the present value of~~ tax protection costs.  Transaction costs included an estimate of approximately $67 million of change-in-control costs (including vesting of unvested shares issued pursuant to employee compensation plans, and estimated severance costs and excise tax gross-up costs), debt financing fees of approximately $86 million assuming a 1.0% fee on the assumption of existing debt and a 0.50% fee on any new debt resulting from the transaction, defeasance costs of approximately $221 million, and professional fees and other costs of approximately $95 million. Tax protection costs consist of our potential costs in connection with contractual obligations to indemnify certain operating trust unitholders with regards to the payments of taxes triggered by the sale of certain of the operating trust’s assets. In calculating its estimate of tax protection costs, Morgan Stanley assumed a 40% tax rate and that tax protection would be triggered on average within one year of the company merger, discounted back at a discount rate of 8.0%. Total tax protection costs are dependent on the total amount of tax protection triggered and the number of operating trust unitholders electing cash in connection with the operating trust merger. To determine a range of tax protection costs for the purposes of this analysis, Morgan Stanley assumed that 25.0% to 50.0% of the tax protection would be triggered and that 25.0% to 50.0% of operating trust unitholders would elect cash in the transaction. These assumptions resulted in a range of present value tax protection costs of $93 million to $278 million. Taking into account these transaction costs and tax protection costs, the ~~adjusted net asset value per share~~ analysis produced an implied value for our common shares of $53.06 to $59.34 per share.

In addition, Morgan Stanley performed an analysis of the adjusted net asset value including platform value. The platform was valued by estimating the valuation impact of as yet unidentified assumed future development properties, specifically $750 million of additional development properties identified per year in 2008 and 2009, and $400 million of additional development properties identified per year from 2010 to 2012 was assumed, in each case based on management guidance. Morgan Stanley then applied a 150 basis point spread between stabilized yields and exit yields, based on management estimates, and calculated a terminal value based on the perpetuity growth methodology, discounted at 16.0% to 20.0%.  Morgan Stanley selected these ranges of discount rates and perpetual growth rates based on Morgan Stanley’s professional judgment, discussions with our management and Morgan Stanley’s knowledge of us and precedent transactions, with considerations given to the differences in industry sector and other relevant factors, such as property characteristics and asset quality. The addition of the estimate of platform value to the ~~adjusted net asset value range~~ranges from above resulted in an implied value for our common shares of $58.19 to $64.45 per share prior to transaction costs and tax protection costs, and $55.38 to $62.38 per share after taking into account transaction costs and tax protection costs.

Private Buyer Analysis

Morgan Stanley also analyzed us from the perspective of a potential purchaser that would effect a leveraged buyout of us. Morgan Stanley analyzed our cash flows as a private company pursuant to asset-level financial projections developed based on guidance from management. Morgan Stanley calculated free cash flows to equity holders from June 30, 2007 through June 30, 2012 and assumed, based on its experience and professional judgment, that the private buyer would use capitalization rates ranging from zero to 50 basis points above the implied midpoint capitalization rates from the adjusted net asset value analysis (as described previously) in evaluating the acquisition.  Morgan Stanley assumed that private buyers would continue to build out the existing development pipeline and sell assets as they reach stabilization. Furthermore, Morgan Stanley assumed that private buyers would likely target 5-year internal rates of return of 16.0% to 20.0% and derived a range of implied values per share that a private buyer might be willing to pay to acquire us of between $52.23 and $61.03 per share, factoring in an estimate of the present value of the cost of tax protection (as described previously).  Morgan Stanley’s assumption that private buyers would likely target 5-year internal rates of return of 16.0% to 20.0% is based on Morgan Stanley’s professional judgment, discussions with our management and Morgan Stanley’s knowledge of us and precedent transactions, with considerations given to the differences in industry sector and other relevant factors, such as equity and total market capitalization, property characteristics and asset quality and portfolio size.

Morgan Stanley also calculated a per share range of values assuming that the private buyer continued to pursue additional unidentified developments during the 5-year period. As described above, the analysis assumed that we added $750 million of additional unidentified development per year from 2008 to 2009 and $400 million of additional unidentified development per year from 2010 to 2012, as per management estimates. Morgan Stanley then assumed a 150 basis point spread between stabilized yields and exit yields. This analysis did not include a terminal value for the development platform and indicated that a private buyer could pay between $53.76 and $62.69 per share to achieve 16.0% to 20.0% levered internal rates of return, factoring in an estimate of the present value of the cost of tax protection (as described previously).

Securities Research Analysts’ Net Asset Values and Price Targets

Morgan Stanley reviewed and analyzed net asset values and price targets for our common shares prepared and published by 14 equity research analysts.  These targets reflect each analyst’s estimate of our current net asset value, prior to transaction and tax protection costs, and future public market trading prices of our common shares. The range of analyst net asset values for us was $48.92 to $62.00. The range of analyst undiscounted price targets for us was $53.00 to $66.00.

The net asset values and public market trading price targets published by the equity research analysts do not necessarily reflect current market trading prices for our common shares and these estimates are subject to uncertainties, including our future financial performance and future financial market conditions.

In connection with the review of the company merger by our board of trustees, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of our actual value.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond our control. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of our common shares in connection with the delivery of its opinion dated May 28, 2007 to our board of trustees. These analyses do not purport to be appraisals or to reflect the prices at which our common shares might actually trade.

The common share merger consideration was determined through arm’s length negotiations between our board of trustees and the buyer parties and was recommended and approved by our board of trustees. Morgan Stanley provided advice to our board of trustees during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to us or our board of trustees or that any specific merger consideration constituted the only appropriate consideration for the company merger.

In addition, Morgan Stanley’s opinion and its presentation to our board of trustees was one of many factors taken into consideration by our board of trustees in deciding to approve the merger agreement, the company merger, and the other transactions contemplated by the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of trustees with respect to the common share merger consideration or of whether our board of trustees would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Our board of trustees retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of Lehman Brothers and Tishman Speyer, us or any other company or any currency or commodity that may be involved in this transaction. In addition, affiliates of Morgan Stanley owned, in the aggregate, approximately 5.3% of our common shares as of May 31, 2007.

Under the terms of its engagement letter, Morgan Stanley agreed to provide the board of trustees with financial advisory services and a financial opinion in connection with the company merger, and we have agreed to pay to Morgan Stanley a fee of $1.0 million in connection with its delivery of its fairness opinion. In addition, we have agreed to pay Morgan Stanley an additional transaction fee equal to $24.0 million, all of which is payable upon consummation of the transactions contemplated by the merger agreement. In the event that the mergers are not consummated, Morgan Stanley will not be paid any fee in connection with the mergers other than the $1.0 million fee in connection with the fairness opinion. We have also agreed to reimburse Morgan Stanley for certain of its expenses, including reasonable attorneys’ fees, incurred in connection with its engagement. In addition, we have agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for us, Lehman Brothers and Tishman Speyer and have received fees in connection with such services.

CERTAIN MATTERS RELATED TO AMENDMENT OF THE MERGER AGREEMENT

Since we entered into the merger agreement, we have received communications on behalf of certain holders of Class A-1 common units in Archstone-Smith Operating Trust alleging, among other things, that the requirement that such unitholders release Archstone and the buyer parties from any claims arising in connection with the merger agreement under any of their previously existing tax protection agreements with Archstone in order to be able to elect to receive the cash merger consideration was not permissible under the declaration of trust of Archstone-Smith Operating Trust, and threatening to seek injunctive relief and monetary damages.  We and the buyer parties believed such concerns to be without merit.

In the original negotiation of the merger agreement, the buyer parties insisted on the release to prevent what they believed would be frivolous litigation in connection with the mergers.  Because certain Class A-1 common unitholders threatened litigation relating to the release provision, the parties ultimately agreed to eliminate this provision in order to address the unitholder concerns and substantially reduce the risk that unitholders would be able to delay or impede the closing of the mergers.  Notwithstanding the elimination of the release requirement, the buyer parties continue to believe that any tax protection agreement with respect to which any Class A-1 common unitholder may be a beneficiary or a party (including, in the case of applicable Class A-1 common unitholders, tax protection provisions set forth in an annex to Archstone-Smith Operating Trust’s existing declaration of trust) will not apply to any gain that is recognized with respect to such Class A-1 common units for which such holders are electing to receive the cash consideration as a result of their receipt of the cash consideration. Accordingly, if any of the Class A-1 common unitholders elect to receive cash consideration, in whole or in part, the buyer parties intend to take the position that such holders are not entitled, and the buyer parties and Archstone-Smith Operating Trust do not intend to pay such holders, any additional consideration with respect to any federal, state, local or other taxes payable by such holders in connection with their election to receive cash. In addition, if any Class A-1 common unitholders receive Series O preferred units in the operating trust merger and subsequently cause Archstone-Smith Operating Trust to redeem such units, they will be required to waive any rights they have under any applicable tax protection agreement with respect to such Series O preferred units that are so redeemed.

The amendment was executed by the parties on August 5, 2007 and a copy is attached to this proxy supplement as Annex A.  Under the terms of the amendment, among other things, Archstone and the buyer parties have agreed that the closing of the mergers must occur as promptly as practicable (but in no event later than the third business day) after all of the conditions to the closing of the mergers are satisfied or appropriately waived.  However, the parties have agreed that the buyer parties are not required to complete the closing during the period beginning on August 15, 2007 and ending on October 4, 2007.

The parties also agreed to remove the requirement that unitholders release us and the buyer parties from any claims under any of their previously existing tax protection agreements with Archstone in order to be able to elect to receive the cash merger consideration.  In addition, the parties confirmed and acknowledged that, as of the date of the amendment, to their knowledge, there was no fact, event, effect, notice, development, change, circumstance or condition that had occurred and/or was continuing that would cause, or would reasonably be likely to cause, any of the conditions to the consummation of the mergers not to be satisfied on or before the December 31, 2007, the outside date under the merger agreement.

The amendment does not change the consideration to be received by the holders of Archstone-Smith’s common shares.  Holders of Archstone-Smith’s common shares will continue to be entitled to receive in the merger $60.75 in cash, without interest and less applicable withholding taxes, for each common share that they hold immediately prior to the effective time of the merger. In addition, in connection with the merger of Archstone-Smith Operating Trust, holders of Archstone-Smith Operating Trust’s Class A-1 common units will be automatically entitled to receive, for each such unit, one newly issued Series O preferred unit of Archstone-Smith Operating Trust. Alternatively, they can elect, a cash payment equal to $60.75, without interest and less applicable withholding taxes, for each Class A-1 common unit that they own or a combination of Series O preferred units and the cash consideration.  Archstone-Smith did not obtain a fairness opinion, appraisal, or other determination of a financial advisor or any other third party with respect to the fairness or value of the consideration offered to the Class A-1 common unitholders in connection with the operating trust merger.

A special meeting of Archstone-Smith’s common shareholders has been scheduled for Tuesday, August 21, 2007 at 12:00 noon, local time, in Denver, Colorado, for the purpose of voting on the proposed Archstone-Smith merger and the other transactions contemplated by the merger agreement.  The consummation of the mergers is currently expected to occur on or about October 5, 2007, but remains subject to customary closing conditions including, among other things, compliance with European anti-trust regulations and the approval of the Archstone-Smith merger by the affirmative vote of the holders of at least a majority of Archstone-Smith’s outstanding common shares.  The closing of the mergers is not subject to a financing condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the mergers on the terms summarized in this proxy statement. All statements regarding the completion of the mergers and our expected financial position, business and financing plans are forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or the completion of the mergers include, but are not limited to:

•                the satisfaction of the conditions to consummate the mergers, including the receipt of the required shareholder approval and compliance with European anti-trust regulations;

•                the actual terms of certain financings that will be obtained for the mergers;

•                the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•                the outcome of the legal proceedings that have been or may be instituted against us or the operating trust in connection with the mergers;

•                the failure of the mergers to close for any other reason;

•                the amount of the costs, fees, expenses and charges related to the mergers;

•                restrictions on the sale of certain properties due to tax-related obligations;

•                dependence on key personnel;

•                risks associated with debt financing, including:

•                our inability to have sufficient cash flow from operations to meet required debt payments and pay distributions on our securities;

•                our inability to refinance current or future indebtedness on terms as favorable as the terms of existing indebtedness;

•                our inability to make necessary investments in new business initiatives due to lack of available funds;

•                increased interest expense due to increased interest rates; and

•                foreclosure on our properties secured by mortgage debt due to our inability to make required payments;

•                our ability to effectively raise capital in the public equity markets;

•                risks associated with terrorist-related activities;

•                risks associated with investment in real estate;

•                our ability to maintain REIT qualification;

•                changes to U.S. tax laws that affect REITs;

•                costs related to regulatory compliance;

•                losses related to uninsured claims such as certain moisture-filtration and mold related claims;

•                our geographic concentration in key markets;

•                the competitive environment in which we operate; and

•                risks related to investment in foreign real estate.

These risks and uncertainties, along with the risk factors discussed under “Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports and information with the SEC under the Exchange Act, including annual, quarterly and current reports and proxy statements. You may obtain copies of this information in person or by mail from the public reference room at the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like Archstone, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement. Our public filings are also available on our website at www.archstonesmith.com under Investors—SEC Filings. Information contained on our website is not part of, or incorporated in, the enclosed proxy statement.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street
New York, New York 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, 9200 East Panorama Circle, Suite 400, Englewood, Colorado 80112.

We are incorporating by reference certain information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

•                    Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007;

•                    Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 9, 2007, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 9, 2007; and

•                    Current Reports on Form 8-K filed on January 5, 2007, March 13, 2007, May 29, 2007, May 30, 2007, June 1, 2007, June 12, 2007, June 28, 2007, July 10, 2007, and August 6, 2007.

We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this supplement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of the proxy statement, as supplemented by this supplement, from the date these documents are filed. Any statement contained in the proxy statement, as supplemented by this supplement, or in a document incorporated or deemed to be incorporated by reference in the proxy statement, as supplemented by this supplement, shall be deemed to be modified or superseded for purposes of the proxy statement, as supplemented by this supplement, to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in the proxy statement, as supplemented by this supplement, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the proxy statement, as supplemented by this supplement.

No persons have been authorized to give any information or to make any representations other than those contained in this supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This supplement is dated August 17, 2007. You should not assume that the information contained in this supplement is accurate as of any date other than that date.

We and certain of our trustees and executive officers may be deemed to be participants in the solicitation of proxies from our shareholders in connection with the proposed merger. The names of our trustees and executive officers and a description of their interests in Archstone-Smith Trust is set forth in the definitive proxy statement for its annual meeting of shareholders, which was filed with the SEC on April 11, 2007. Investors and shareholders can obtain updated information regarding the direct and indirect interests of our trustees and executive officers in the merger by reading the definitive proxy statement related to the merger, as supplemented by this supplement.